Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 14, 2008, accompanying the consolidated financial statements and schedule included in the 2007 Annual Report of BMP Sunstone Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of BMP Sunstone Corporation and subsidiaries on Forms S-3 (File No. 333-143789, 333-140078, 333-121957, and 333-130447) and on Forms S-8 (File No. 333-143740 and 333-134572).
/s/ Grant Thornton
Hong Kong
March 14, 2008